Exhibit 99.1

HILLMAN ACQUIRES THE OOK BRAND PRODUCTS

CINCINNATI, December 1, 2011 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (Amex: HLM.PR) (“Hillman”), announced today that its Hillman Group, Inc. subsidiary purchased certain assets of Micasa Trading Corporation (“Micasa”), a Miami, Florida based producer of the popular OOK brand of picture hangers and related products. Annual revenues of Micasa for 2010 exceeded $15 million.

Micasa was established in 1964 by David Weck. Since its inception, Micasa has developed into a major supplier of picture hanging fasteners and ‘innovative’ parts within the retail hardware market. The OOK brand’s excellence in this specialty category strengthens Hillman’s position of providing value-added products and services to home centers and hardware retailers.

Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said “Over the last 30 years, Hillman has admired the OOK brand’s innovation and unique products, along with Micasa’s excellent customer service and commitment to art galleries and professional markets. Micasa has built an outstanding reputation among its customers with a strong tradition of quality products and great customer service. Hillman intends to support the OOK brand’s well established position as a premium line of picture hanging products.”

“This acquisition joins two great brands and allows our customers to take advantage of best practices from two industry leaders” said David Weck, President and Chairman of Micasa. “This partnership also confirms Hillman’s continuing commitment to the retail fastener and related specialty products industry.”

Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico, Australia and South America. Hillman’s product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

For more information on Hillman, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.